GRANT HARTFORD CORPORATION

Filed Pursuant to Rule 424(b)(3)
File No. 333-155507

Supplement No. 10
dated January 24, 2011
to the Prospectus
Dated December 9, 2009

This prospectus supplement supplements the Prospectus dated December 9, 2009, relating to the sale, transfer or distribution of up to of 2,717,088 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

________________________

Report on Form 8-K

On January 20, 2011, we filed with the Securities and Exchange Commission the attached Report on Form 8-K as it relates to Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers and to Item 8.01 Other Events. The text of the Form 8-K is attached hereto.

________________________

Investing in our common stock involves risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 24, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 13, 2011

Grant Hartford Corporation

(Exact name of registrant as specified in its charter)

Montana	333-155507	20-8690366
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2620 Connery Way Missoula, MT	59808
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (406) 549-4148

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5   -Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In a January 6, 2011 Board of Directors' meeting the Directors resolved to add a fifth board member. Such board member would be appointed to the compensation committee, audit committee, and corporate governance committee.

On January 6, 2011, Mr. Bob Sanders was appointed, and formally accepted his position, to serve as a member of the Board of Directors and become a member of the compensation committee, audit committee, and corporate governance committee.

Mr. Sanders' experience and expertise as an MBA and Certified Public Accountant, coupled with his extensive experience in the accounting industry, specifically in mining, lead to the conclusion by our Board that Mr. Sanders would be of considerable value to the Company and should serve as a Director of our Company.

Mr. Sanders' biography consists of the following:

Mr. Bob Sanders from May of 2007 to the present has been employed as the Practice Director-Process & Project Management for Edgewater/Ranzal Consulting. Ranzal is an Oracle Hyperion based consulting firm, focused on deploying Hyperion's Enterprise Performance Management (EPM) & Business Intelligence (BI) capabilities for clients. From August, 2005 to May, 2007, Mr. Sanders was the Director of Enterprise Data Management and Business Intelligence for First Data Corp. First Data is a provider of electronic commerce and payment services for financial institutions, commercial establishments, and consumers globally. From May, 2003 to August, 2005, Mr. Sanders was the Director of Financial Systems and Processes for Newmont Mining Corporation. Newmont is one the largest gold mining companies in the world with operations in North America, Australia, Asia and Africa. From October, 2000 to May, 2003, Mr. Sanders was the Senior Manager, for Accenture Finance and Performance Management (F & PM) Practice. The F&PM practice is a cross-industry group with deep finance and accounting expertise that addresses issues of importance to the CFO in creating value and delivering world-class capabilities. From June, 1996 to October, 2000, Mr. Sanders was the Senior Manager for MediaOne Group/US West Audit & Consulting Group. The Audit & Consulting Group provided risk assessment, operational reviews and business controls expertise to various cable, telephony and wireless operating units and international ventures. From September, 1994 to February, February, 1996, Mr. Sanders was a Portfolio Analyst with Heitman/JMB Advisory Corp., which is an institutional real estate investment advisement company. From September, 1991 to September, 1994, Mr. Sanders was the Senior Accountant with LaSalle Partners, which is an institutional real estate investment advisement company. From September, 1989 to September, 1991, Mr. Sanders was a Fund Accountant with Stein, Roe and Farnham, an investment advisement company providing institutional asset management and mutual fund services.

Mr. Sanders is a Certified Public Accountant licensed in the State of Illinois.

Mr. Sanders received an Executive MBA Degree from the University of Denver in August, 2000 and a BSBA Finance Degree from the University of Missouri-Columbia in May, 1989.

There is no understanding or arrangement between Mr. Sanders and any other persons that influenced his being named and subsequently appointed to the Board of Directors and the Audit, Compensation and Corporate Governance Committees.

Mr. Sanders does not have an interest nor has he been involved in any transactions with the Company as an individual, firm, corporation or any other entity, except for the following:

1.)	Mr. Sanders is the beneficial owner of 256,751 shares of the Company's no par value common stock, which were issued in reliance upon an exemption from registration pursuant to Section 4(2) and Rule 506 of Regulation D.
2.)	Mr. Sander's father, Robert Sanders, is the beneficial owner of 40,086 shares of common stock in Grant Hartford Corporation, and has had no business relationships with our Company.
3.)	Mr. Sander's brother-in-law, Jeff Schmahl, is the beneficial owner of 53,467 shares of common stock in Grant Hartford Corporation, and has had no business relationships with our Company.
4.)	Mr. Sander's brother-in-law, Steve Schmahl, is the beneficial owner of 25,695 shares of common stock in Grant Hartford Corporation, and has had no business relationships with our Company.
5.)	Mr. Sander's brother-in-law, David Schmahl, is the beneficial owner of 45,324 shares of common stock in Grant Hartford Corporation, and has had no business relationships with our Company.
6.)	Mr. Sander's brother-in-law, Brad Vonderheide, beneficial owner of 31,993 shares of common stock in Grant Hartford Corporation, and has had no business relationships with our Company.

Subject to review by the Compensation Committee and as consideration for his services as a Member of the Company's Board of Directors, Audit Committee, Compensation Committee and Corporate Governance Committee, Mr. Sanders shall receive One Thousand Two Hundred Fifty Dollars ($1,250.00) per quarter, Five hundred Dollars ($500.00) for each Board Meeting where his attendance is by phone, One Thousand Dollars ($1,000.00), plus reasonable travel expenses, for each Board Meeting where his attendance is in person, and Fifty Thousand (50,000) warrants for the purchase of the Company's no par value common stock ("Warrants"). The Warrants shall have an exercise price of Two Dollars and Twenty-Five Cents ($2.25) per share, shall be exercisable until January 6, 2016 and shall contain a cashless exercise provision.

Section 8   -Other Events

Item 8.01	Other Events.

In a January 6, 2011 Board of Directors' meeting, the Directors resolved to change the responsibility of evaluating the Company's Controls and Procedures from the Board of Directors and Management to the newly created Compensation, Corporate Governance and Audit Committees, each composed of three (3) independent members. The Audit Committee is composed of three (3) independent members who are familiar with accounting and financial matters. This new Audit Committee will be tasked with the responsibility of determining the effectiveness of the design and operation of the Company's disclosure Controls and Procedures as defined in Rules 13a-15(e) and 15d-15(e), of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Once the Audit Committee has been formed and its Charter adopted, the Audit Committee will appoint an independent third party to do an independent review to provide the Company with reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for internal purposes in accordance with generally accepted accounting principals.

Once the independent third party completes its report, it will be referred to the Audit Committee for its review and comments if necessary. The report will then go to the whole Board of Directors for their review and comments. Once accepted by the Board of Directors, the final report will be provided to the Shareholders for a vote to accept the report at the Annual Shareholder meeting or at a Special Shareholder meeting if necessary.

In a January 13, 2011 Audit Committee meeting, the Audit Committee Members unanimously voted to adopt the Audit Committee Charter.

In a January 13, 2011 Corporate Governance Committee meeting, the Corporate Governance Committee Members unanimously voted to adopt the Corporate Governance Committee Charter.

In a January 13, 2011 Compensation Committee meeting, the Compensation Committee Members unanimously voted to adopt the Compensation Committee Charter.

Section 9   -Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.
(a)	N/A
(b)	N/A
(c)	N/A
(d)	Exhibits
14.1	Audit Committee Charter
14.2	Corporate Governance Committee Charter
14.3	Compensation Committee Charter

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANT HARTFORD CORPORATION

Dated: January 19, 2011	By:	/s/Eric Sauve
	Name:	Eric Sauve
	Title:	Chief Executive Officer/Chief Financial Officer/Director

5